Exhibit 99.1

Forest Laboratories, Inc. Prices Offering of $1.8 Billion in Senior Notes

Release Date:

Monday, January 27, 2014 6:05 pm EST

NEW YORK—(BUSINESS WIRE)—Forest Laboratories, Inc. (NYSE: FRX) (“Forest Laboratories”) today announced it priced a private placement offering $1.8 billion aggregate principal amount of senior unsecured notes, comprised of $1.05 billion aggregate principal amount of its 4.375% senior unsecured notes due 2019 (the “2019 senior notes”) and $750 million aggregate principal amount of its 4.875% senior unsecured notes due 2021 (the “2021 senior notes” and together with the 2019 senior notes, the “notes”).

The 2019 senior notes will bear an interest rate of 4.375% per annum and will be issued at a price of 100.000% of the aggregate principal amount. The 2021 senior notes will bear an interest rate of 4.875% per annum and will be issued at a price of 100.000% of the aggregate principal amount. Forest Laboratories intends to use the net proceeds from the offering of the notes, together with cash on hand, to fund its previously announced proposed acquisition of Aptalis. Forest Laboratories expects that the sale of the notes will be completed, subject to customary closing conditions, on January 31, 2014.

The notes will be sold in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act or any state securities law, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

About Forest Laboratories and Its Products

Forest Laboratories (NYSE: FRX) is a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market. The Company markets a portfolio of branded drug products and develops new medicines to treat patients suffering from diseases principally in five therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, and anti-infective. Our strategy of acquiring product rights for development and commercialization through licensing, collaborative partnerships and targeted mergers and acquisitions allows us to take advantage of attractive late-stage development and commercial opportunities, thereby managing the risks inherent in drug development. The Company is headquartered in New York, NY.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings. Forest assumes no obligation to update forward-looking statements contained in this release to reflect new information or future events or developments.

Source: Forest Laboratories, Inc.

INVESTOR CONTACT: Frank J. Murdolo

Vice President – Investor Relations, Forest Laboratories, Inc.

1-212-224-6714

MEDIA CONTACT: Amanda Kaufman

Senior Manager - Corporate Communications and Media Relations

amanda.kaufman@frx.com

Ticker Slug:

Ticker: FRX

Exchange: NYSE